Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-160461 on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Medidata Solutions, Inc. (the “Company”) dated March 15, 2010, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

New York, New York

March 15, 2010